_________________________________________________________________
_________________________________________________________________




                         LOAN AGREEMENT


                             between


                       TOOELE COUNTY, UTAH


                               and


                WESTINGHOUSE ELECTRIC CORPORATION

                ________________________________

                    Dated as of June 1, 1990

                ________________________________


                           Relating to

          Not to exceed $80,000,000 Tooele County, Utah
                  Variable Rate Hazardous Waste
                     Treatment Revenue Bonds
          (Westinghouse Electric Corporation Project),
                            Series A





_________________________________________________________________
_________________________________________________________________
     All right, title and interest of Tooele County, Utah (the "Issuer"), in this Loan Agreement (except the Issuer's rights relating to reimbursement, indemnification and notice) have been assigned to Security Pacific National Trust Company (New York), as Trustee (the "Trustee"), under the Indenture of Trust dated as of the date hereof between the Issuer and the Trustee, as security for the payment of the Bonds and payment of certain other amounts as described herein. For purposes of perfecting a security interest in this Loan Agreement by the Trustee under Article 9 of the Utah Uniform Commercial Code, or otherwise, only the coutnerpart hereof delivered, pledged and assigned to the Trustee shall be deemed the original.
                        TABLE OF CONTENTS


Section                                                      Page

Parties    . . . . . . . . . . . . . . . . . . . . . . .    1

Recitals   . . . . . . . . . . . . . . . . . . . . . . .    1

                            ARTICLE I

              DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1.   Definitions and Interpretations . . . . .    2
Section 1.2.   Rules of Construction . . . . . . . . . .    6


                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES

Section 2.1.   Representations and Warranties of Issuer.    7
Section 2.2.   Representations and Warranties of Company    10


                           ARTICLE III

                      ISSUANCE OF THE BONDS

Section 3.1.   Agreement to Issue Bonds; Application of Bond
                Proceeds . . . . . . . . . . . . . . . .   12
Section 3.2.   Disbursements from Construction Fund. . .   12
Section 3.3.   Establishment of Completion Date. . . . .   13
Section 3.4.   Completion of Project . . . . . . . . . .   14
Section 3.5.   Plans and Specifications. . . . . . . . .   14
Section 3.6.   Investment of Moneys. . . . . . . . . . .   15
Section 3.7.   Arbitrage and Tax Exemption Certification and
Covenants. . . . . . . . . . . . . . . . . . . . . . . .   15


                           ARTICLE IV

                LOAN PAYMENTS AND PURCHASE PRICE

Section 4.1.   Repayment of Loan; Certain Other Payments   16
Section 4.2.   Purchase of Bonds . . . . . . . . . . . .   17
Section 4.3. Payments to Trustee, Authenticating Agent, Tender Agent and Remarketing Agent . . . 18
Section 4.4.   Payments to Issuer. . . . . . . . . . . .   18
Section 4.5.   Payments Under Tax Certificate. . . . . .   18
Section 4.6.   Payments Assigned; Obligation Absolute. .   18


                            ARTICLE V

                        SPECIAL COVENANTS

Section 5.1.   Maintenance of Existence. . . . . . . . .   19
Section 5.2.   Sale or Transfer of Project . . . . . . .   19
Section 5.3.   Permits or Licenses . . . . . . . . . . .   20
Section 5.4.   Form 8038 Information Return Regarding the Bonds   20
Section 5.5.   Indemnification of Issuer . . . . . . . .   20
Section 5.6.   Indemnification of Trustee, Authenticating
               Agent and Tender Agent. . . . . . . . . .   21
Section 5.7.   Records of Company and Subsidiary . . . .   21
Section 5.8.   Covenants of Company Relating to Project
               and Bond Proceeds . . . . . . . . . . . .   22
Section 5.9.   Notice of Default . . . . . . . . . . . .   23


                           ARTICLE VI

                           ASSIGNMENT

Section 6.1.   Assignment by Company . . . . . . . . . .   23
Section 6.2.   Issuer's Rights of Assignment . . . . . .   24


                           ARTICLE VII

          LOAN AGREEMENT EVENTS OF DEFAULT AND REMEDIES

Section 7.1.   Loan Agreement Events of Default. . . . .   24
Section 7.2.   Force Majeure . . . . . . . . . . . . . .   25
Section 7.3.   Remedies on Default . . . . . . . . . . .   25
Section 7.4.   Agreement to Pay Attorneys' Fees and Expenses   26
Section 7.5.   No Remedy Exclusive . . . . . . . . . . .   27
Section 7.6.   Waiver of Loan Agreement Event of Default   27
Section 7.7.   Company to Give Notice of Default . . . .   27


                          ARTICLE VIII

                           PREPAYMENT

Section 8.1.   Option of Prepay Installments . . . . . .   27
Section 8.2.   Additional Option to Prepay . . . . . . .   27
Section 8.3.   Prepayment Under Section 3.3. . . . . . .   28
Section 8.4.   Amount of Prepayment Under Sections 8.1, 8.2 and
8.3. . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 8.5.   Notice of Prepayment. . . . . . . . . . .   28
Section 8.6.   Redemption of Bonds with Prepayment Moneys   28





                           ARTICLE IX

                          MISCELLANEOUS

Section 9.1.   Notices . . . . . . . . . . . . . . . . .   28
Section 9.2.   Severability. . . . . . . . . . . . . . .   29
Section 9.3.   Execution of Counterparts . . . . . . . .   30
Section 9.4.   Amounts Remaining in Bond Fund,
               Construction Fund and Bond Purchase Fund.   30
Section 9.5.   Amendments, Changes and Modifications . .   30
Section 9.6.   Governing Law . . . . . . . . . . . . . .   30
Section 9.7.   Reliance on Authorized Representatives. .   30
Section 9.8.   Term of Loan Agreement. . . . . . . . . .   30
Section 9.9.   Binding Effect. . . . . . . . . . . . . .   31
Section 9.10.  No Charge Against Issuer Credit . . . . .   31
Section 9.11.  Issuer Not Liable . . . . . . . . . . . .   31
Section 9.12.  Third-Party Beneficiaries . . . . . . . .   31
Section 9.13.  If Payment or Performance Date Not a Business Day   31
Section 9.14.  Right of Company to Perform Issuer's Agreements   31


Testimonium    . . . . . . . . . . . . . . . . . . . . .   33
Signatures     . . . . . . . . . . . . . . . . . . . . .   33


EXHIBIT A Form of Written Requisition
EXHIBIT B Project Description

                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, made and entered into as of June 1, 1990, between TOOELE COUNTY, UTAH, a duly organized and validly existing political subdivision of the State of Utah (the "Issuer"), and WESTINGHOUSE ELECTRIC CORPORATION, a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania (the "Company"),



                           WITNESSETH:

     WHEREAS, the Legislature of the State of Utah has enacted the Utah Industrial Facilities and Development Act, Title 11, Chapter 17, Utah Code Annotated 1953, as amended (the "Act"), for the purpose of achieving greater industrial development in the State of Utah and to protect and promote the health, welfare and safety of the citizens of the State of Utah; and

     WHEREAS, the Act authorizes counties of the State of Utah to issue revenue bonds for the purpose, among other things, of defraying the cost of financing, acquiring, constructing, improving, equipping, furnishing or maintaining any project or projects suitable for, among other things, industrial purposes, for the reduction, abatement or prevention of pollution and for any other business purpose, such project or projects to consist of any land, interest in land, building, structure, facility, system, fixture, improvement, appurtenance, machinery or equipment; and

     WHEREAS, the Issuer is a county duly organized and validly existing under the laws of the State of Utah; and

     WHEREAS, the Company desires to obtain a portion of the moneys which will, together with certain other moneys provided by or on behalf of the Company or Aptus, a Pennsylvania general partnership which is wholly owned, indirectly, by the Company, be sufficient
(a) to pay certain costs of financing, acquiring, constructing, improving, equipping, furnishing and maintaining certain facilities consisting of land, interests in land, buildings, structures, facilities, systems, fixtures, improvements, appurtenances, machinery and equipment, to be located within the boundaries of the Issuer and suitable for use as a hazardous waste treatment facility for industrial purposes, for the reduction, abatement or prevention of pollution and for other business purposes, (b) to provide capitalized interest to pay a portion of the interest to accrue on the Bonds (as hereinafter defined) during construction of the Project (as hereinafter defined) and (c) to pay all or a portion of the costs and expenses incurred in connection with the issuance of the Bonds, all as permitted under the Act; and

     WHEREAS, pursuant to and in accordance with the provisions of the Act, by resolution or resolutions duly adopted, and in furtherance of the intent and purposes of the Act, the Issuer has authorized the issuance of its Variable Rate Hazardous Waste Treatment Revenue Bonds (Westinghouse Electric Corporation Project), Series A, in an aggregate principal amount not to exceed $80,000,000 (the "Bonds"), and the execution and delivery of the Indenture (as hereinafter defined) providing for the issuance of the Bonds and for their security; and

     WHEREAS, the Issuer has agreed to loan the proceeds of the Bonds to the Company pursuant to this Loan Agreement (the "Loan Agreement"), and the Company has agreed to make payments pursuant to this Loan Agreement at such times and in such amounts so as to provide for the payment of (among other things) the principal of, premium, if any, and interest on the Bonds; and

     WHEREAS, the Issuer is authorized under the Act to issue its revenue bonds for the aforesaid purposes, and the Issuer has determined that the public interest will be best served and that the purposes of the Act can be advantageously achieved by the Issuer's issuance of the Bonds in order to obtain funds to loan to the Company for the foregoing purposes.

     NOW, THEREFORE, for and in consideration of the respective representations and covenants contained herein, the parties hereto agree as follows (provided, however, that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall be a limited obligation of the Issuer and shall not constitute an indebtedness, debt or pecuniary liability or loan of credit of the Issuer, the State of Utah or any political subdivision thereof or a charge against their respective general credit or taxing powers within the meaning of any constitutional or statutory provision, but shall be payable solely out of the proceeds derived from this Loan Agreement and the sale of the Bonds referred to in Section 3.1 hereof, all as provided herein).



                            ARTICLE I

              DEFINITIONS AND RULES OF CONSTRUCTION

     Section 1.1. Definitions and Interpretations. Capitalized terms used in this Loan Agreement and not defined below or elsewhere in this Loan Agreement shall have the same meanings as set forth in the Indenture. The following words and terms as used in this Loan Agreement shall have the following meanings unless the context clearly requires otherwise:

     "Act" means the Utah Industrial Facilities and Development
Act, Title 11,
Chapter 17, Utah Code Annotated 1953, as amended.

     "Authorized Company Representative" means the person or persons at the time and from time to time designated, by written certificate furnished to the Issuer and the Trustee, as the person or persons authorized to act on behalf of the Company. Such certificate shall contain the specimen signature of such person or persons, shall be signed on behalf of the Company by the President, any Vice President, a Treasurer or any Assistant Treasurer of the Company and may designate an alternate Authorized Company Rep-resentative. The Authorized Company Representative may, but need not, be an employee of the Company.

     "Authorized Issuer Representative" means the person or persons at the time and from time to time designated, by written certificate furnished to the Company and the Trustee, as the person or persons authorized to act on behalf of the Issuer. Such certificate shall contain the specimen signature of such person or persons, shall be signed on behalf of the Issuer by the Chairman of the Governing Body and may designate an alternate Authorized Issuer Representative. The Authorized Issuer Representative may, but need not, be an employee of the Issuer.

     "Bond Resolution" means, collectively, (a) the resolution of the Governing Body adopted May 22, 1990 authorizing the issuance of not to exceed $80,000,000 of the Bonds, establishing certain parameters with respect thereto and directing the publication of a Notice of Bonds to be Issued relating to the Bonds, and (b) the final bond resolution of the Governing Body adopted June 19, 1990, authorizing the issuance and confirming the sale of the Bonds.

     "Bonds" means the Issuer's Variable Rate Hazardous Waste
Treatment Revenue Bonds (Westinghouse Electric Corporation
Project), Series A, in an aggregate principal amount not to exceed
$80,000,000.

     "Chairman" means the duly elected Chairman or Vice Chairman of the Governing Body or any successor to the principal functions thereof or any other member of the Governing Body temporarily designated by the Governing Body to serve pro tempore as Chairman.

     "Company" means Westinghouse Electric Corporation, a
Pennsylvania corporation, its successors and assigns and any surviving, resulting or transferee corporation as permitted hereunder.

     "Company Documents" means this Loan Agreement, the Remarketing agreement, the Project Certificate and the Tax Certificate.

     "Completion Date" means the date of completion of Construction of the Project as that date shall be certified by the Company as provided in Section 3.3 hereof.

     "Construction" (and other forms of the word "construct"), when used with reference to any portion of the Project, means the acquisition, construction, improvement, renovation, equipping, installation and furnishing thereof.

     "Costs of the Project" means those items authorized by Section 11-17-8 of the Act, which were or are paid or incurred on or after July 11, 1989, including:

          (i) all costs which the Issuer, the Company or any Affiliate of the Company shall be required to pay under the terms of any contract or contracts for the Construction of the Project;

          (ii) obligations of the Issuer, the Company or any Affiliate of the Company incurred for labor and materials (including reimbursements payable to the Issuer, the Company or any Affiliate of the Company and payments on contracts in the name of the Issuer, the Company or any Affiliate of the Company in connection with the Construction of the Project);

          (iii) the cost of performance or other bonds and any and all types of insurance that may be necessary or appropriate to have in effect during the course of Construction of the Project;

          (iv) all costs of engineering and architectural services, including the costs of the Issuer, the Company or any Affiliate of the Company for test borings, surveys, estimates, plans and specifications and preliminary investigations thereof, and for supervising construction, as well as for the performance of all other duties required by or consequent to the Construction of the Project, including site preparation and qualification;

          (v) all items of expense directly or indirectly payable by or reimbursable to the Issuer, the Company or any Affiliate of the Company relating to the financing of the Construction of the Project hereunder, including, but not limited to, all costs paid or incurred by the Company, the Issuer or any Affiliate of the Company at any time prior to or after delivery of the Bonds, with respect to the authorization, issuance, sale, and delivery of the Bonds, including initial or acceptance fees and expenses of the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent, letter of credit fees, line of credit or other liquidity agreement fees, bank acceptance fees, premiums for bond insurance or insurance of the obligations of users under security agreements, costs of legal and other professional services, including financial advisor fees and expenses, costs of underwriting the Bonds (including underwriting fees or bond discount), costs of preparing all documentation related to the Bonds and any supplements to any thereof and any other documents in connection with the authorization, issuance and sale of the Bonds, rating agency fees and expenses, recording and filing fees, costs of title insurance, printing and engraving and other fees and costs in connection therewith; provided, however, that the expenditure of proceeds of the Bonds for Costs of the Project described in this paragraph (v) shall be subject to the provisions of
     Section 147(g) of the Code to the extent such provisions are applicable to such expenditures;


          (vi) all costs and expenses relating to the procurement of all licenses, permits, authorizations, approvals, easements, grants, contracts and determinations relating to the Construction, ownership and operation of the Project, including all costs and expenses, including litigation expenses, associated with (A) compliance with the final permit requirements under subtitle C of Title II of the Solid Waste Disposal Act (commonly referred to as the Resource Conservation and Recovery Act), as in effect on the date of the enactment of the Tax Reform Act of 1986, (B) compliance with all applicable requirements of State law, including the Solid and Hazardous Waste Act and the Air Conservation Act of the State and (C) the procurement from the Issuer or any other governmental body of the State of all construction permits and conditional use permits;

          (vii) payment of expenses incurred in seeking to enforce any remedy against any contractor or subcontractor with respect to any default under, or in settling any dispute with respect to, a contract relating to the Construction of the Project;

          (viii) the cost of equipment and furnishings for the Project and all other costs authorized by the Act which are considered to be a part of the Costs of the Project in accordance with generally accepted accounting principles and which will not adversely affect the excludability from gross income for federal income tax purposes of interest on the Bonds, including interest (exclusive of accrued interest, if any, paid upon initial authentication and delivery of each of the Bonds on each Delivery Date) accruing on the Bonds during Construction of the Project;

          (ix) interest on any interim construction loan incurred solely in connection with the Project;
          (x) repayment of the principal of any interim construction loan; provided that such loan was incurred by or on behalf of the Company or any Affiliate of the Company to finance any of the costs set forth in subsections (i) through
     (ix) above paid or incurred on or after July 11, 1989;

          (xi) all costs of acquiring land or interest in land; provided, however, that in no event shall such costs exceed 25% of the net proceeds of the Bonds;

          (xii) any other costs or expenses paid or incurred by the Company or any Affiliate of the Company, and any sums required to reimburse the Company or any Affiliate of the Company for work done or advances made, with respect to the Project, which are attributable to property of a character subject to the allowance for depreciation under Section 107 of the Code, and which is charged to the capital account of the Company for federal income tax purposes or would be so chargeable either with a proper election by the Company or but for a proper election by the Company or any Affiliate of the Company, as appropriate to deduct such amounts; and

          (xiii)    payment of any other costs incurred in
     connection with the Project and permitted by the Act.

     "Loan Agreement Event of Default" means any of the events described as such in Section 7.1 hereof.

     "Indenture" means that certain Indenture of Trust, dated as of June 1, 1990, between the Issuer and the Trustee, as the same may from time to time be amended or supplemented in accordance with the terms thereof.

     "Indenture Event of Default" means any of the events described as such in Section 8.01 of the Indenture.

     "Independent Engineer" means an engineer which is a nationally recognized consulting engineering firm selected by the Company and reasonably satisfactory to the Issuer.

     "Issuer"' means Tooele County, Utah.

     "Issuer Documents" means the Bond Resolution, this Loan
Agreement, the Indenture, the Purchase Contract, the Tax
Certificate, the Remarketing Agreement, the Representation and
Indemnity Agreement and the Official Statement.

     "Loan Agreement" means this Loan Agreement, as from time to time supplemented and amended as permitted hereby.

     "Maximum Rate" means the lesser of (a) twenty percent (20%) per annum or (b) the maximum interest rate per annum permitted under State law to be borne by the Bonds.

     "Official Statement" means the Official Statement, dated June 25, 1990, relating to the Bonds, including all information incorporated therein by reference as of such date or thereafter and all supplements and amendments thereto.

     "Plans and Specifications" means the plans and specifications describing the Project, as amended from time to time, as duly certified by an Authorized Company Representative.

     "Project" means the Project described in Exhibit B attached hereto, as such description may be amended from time to time in accordance with the provisions of Section 3.5 hereof.

     "Project Certificate" means that certain Project Certificate relating to the Project, dated June 26, 1990, and executed by the Company.

     "Remarketing Agreement" means that certain Remarketing
Agreement, dated as of June 1, 1990, by and among the Company, the Issuer and Goldman, Sachs & Co., as remarketing agent, or any subsequent Remarketing Agreement entered into among the Company, the Issuer and the Remarketing Agent.

     "Representation and Indemnity Agreement" means that certain Representation and Indemnity Agreement, dated June 26, 1990, by and among the Issuer, the Company and Goldman, Sachs & Co. and First Commerce Capital, a division of Porter, White & Yardley Inc., as underwriters for the Bonds.

     "State" means the State of Utah.

     "Subsidiary" means, as of any time, each Person (other than an individual) which, alone or together with any other Person or Persons (other than an individual or individuals), owns and operates the Project and which is wholly or partially owned, and controlled, directly or indirectly, by the Company including, as of the date hereof, Aptus, a Pennsylvania general partnership.

     Section 1.2. Rules of Construction. Unless the context shall otherwise require,

          (a) an accounting term not otherwise defined shall have the meaning assigned to it in accordance with generally accepted accounting principles as the same shall be in effect from time to time;

          (b) references to Articles and Sections are to the Articles and Sections of this Loan Agreement;

          (c) words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders;

          (d)       the term "or" is not exclusive, unless
     otherwise so specified;

          (e) the term "including" means "including without limitation";

          (f) unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa; and

          (g) the headings of Articles and Sections herein and the Table of Contents hereof are solely for convenience of reference, do not constitute a part hereof and shall not affect the meaning, construction or effect hereof.

                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES

     Section 2.1. Representations and Warranties of Issuer.  The
Issuer makes the
following representations and warranties as the basis for the undertakings on its part herein contained:

          (a) The Issuer (i) is a county and a political subdivision of the State duly organized and validly existing under the laws of the State, (ii) has the power, under the provisions of the laws of the State, including particularly the Act, to issue the Bonds and loan the proceeds thereof to the Company against delivery by the Company to the Trustee of this Loan Agreement, for the purpose of financing for the Company all or a portion of the Costs of the Project, and to otherwise enter into the Issuer Documents and consummate the transactions contemplated by the Issuer Documents and to carry out its obligations thereunder and hereunder, and (iii) by proper action has duly adopted the Bond Resolution and has duly authorized the execution and delivery of, and performance by the Issuer of its obligations under, the Issuer Documents and, subject to Section 2.1(p) hereof, the issuance, sale, execution and delivery of the Bonds. Each Issuer Document constitutes, and each of the Bonds when issued will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms.


          (b) The Issuer is not in violation of any of the provisions of the Constitution or laws of the State which would affect its existence or its powers referred to in
     Section 2.1 hereof.

          (c) The Project constitutes a "project" within the meaning of the Act.

          (d) The Issuer proposes to issue the Bonds for the purpose of financing, as provided in the Indenture, all or a portion of the Costs of the Project. The Bonds are to be issued under and secured by the Indenture, pursuant to which the Issuer's interest in this Loan Agreement (except for the Issuer's rights relating to reimbursement, indemnification and notice) will be pledged to the Trustee as security, to the extent provided in the Indenture, for payment of the principal of (including the principal component of the redemption price and the Purchase Price), premium, if any, and interest on the Bonds.

          (e) The Issuer has not pledged or assigned and will not pledge or assign its interest in this Loan Agreement other than to secure the Bonds.

          (f) All actions required on the part of the Issuer for the authorization of the issuance of the Bonds (subject to Section 2.1(p) hereof) and the execution and delivery by it of the Issuer Documents have been duly and effectively taken and have not been rescinded, modified or revoked.

          (g) The execution and delivery of the Issuer Documents, the issuance, sale, execution and delivery of the Bonds (subject to Section 2.1(p) hereof), and the performance by the Issuer of all of its obligations thereunder and consummation of the transactions contemplated thereby, do not conflict with or constitute a breach of or a default under any charter, rules, regulations, by-laws or other similar restrictions, or under the terms and conditions of any agreement or commitment, to which the Issuer is a party or by which the Issuer is bound.

          (h) Under existing statutes and decisions, no taxes on income or profits are imposed on the Issuer.

          (i) The Issuer has found and determined that the financing of all or a portion of the Costs of the Project in the manner provided in this Loan Agreement will further the public purposes of the Act, and all requirements of the Act relating to the issuance and sale of the Bonds (subject to Section 2.1(p) hereof) and the Construction of the Project have been complied with.

          (j) Within the meaning of the Utah Public Officers' and Employees' Ethics Act, Title 67, Chapter 16, Utah Code Annotated 1953, as amended, no "public officer" or "public employee" of the Issuer, or any member of the Governing Body has a "substantial interest" in or is an officer, director, agent, employee, investor in or owner of the Company or the Subsidiary, or has personal investments in any business entity which will create a substantial conflict between his private interests and his public duties in connection with, or has any direct or indirect pecuniary interest in, or will receive or has agreed to receive any compensation with respect to, any contract, lease, purchase, sale, or employment made or to be made in connection with the proposed transaction contemplated by the Bond Resolution, the Bonds and the Issuer Documents.



          (k) Within the meaning of the County Officers and Employees Disclosure Act Title 17, Chapter 16a, Utah Code Annotated 1953, as amended, no "appointed officer" or "elected officer" of the Issuer, or any member of the Governing Body has a "substantial interest" in or is an officer, director, agent, employee, investor in or owner of the Company or the Subsidiary, or has any personal interest or investment which creates a potential or actual conflict between his personal interests and his public duties in connection with, or has any direct or indirect pecuniary interest in, or will receive or has agreed to receive any compensation with respect to, any contract, lease, purchase, sale, or employment made or to be made in connection with the proposed transaction contemplated by the Bond Resolution, the Bonds or the Issuer Documents.

          (l) A public hearing relating to the plan of financing for the Project was held on June 19, 1990, following reasonable public notice thereof, all within the meaning of
     Section 147(f) of the Code. Subsequent to such public hearing, on June 19, 1990, the Governing Body, being the applicable elected representative of the Issuer within the meaning of Section 147(f) of the Code, adopted a resolution approving the issuance of the Bonds and the plan of financing relating to the Project.

          (m) The Project is and will be located within the boundaries of the Issuer.

          (n) There is no action, suit, proceeding or investigation at law or in equity before or by any court, either state or federal, or public board or body pending or, to the Issuer's knowledge, threatened calling into question the creation or existence or boundaries of the Issuer, the validity of the Bonds or any of the Issuer Documents to be executed and delivered by it, the authority of the Issuer to execute and deliver the Bonds or any of the Issuer Documents to be executed and delivered by it or to perform its obligations thereunder, or the title of any person to the office held by that person with the Issuer or which in any other way could, to the Issuer's knowledge, adversely affect the validity of the Bonds or any of the Issuer Documents or the ability of the Issuer to comply with its obligations under the Bonds or any of the Issuer Documents.

          (o)       To the Issuer's knowledge, no event has
     occurred, and no condition currently exists, which constitutes or may, with the passage of time or the giving of notice, or both, constitute an event of default on the part of the Issuer under the Bonds or the Issuer Documents.

          (p) Pursuant to the provisions of the Indenture, Bonds may be authenticated and delivered thereunder from time to time only upon the receipt by the Authenticating Agent of a request and authorization of the Issuer to authenticate and deliver Bonds in an aggregate principal amount specified therein, and upon the issuance of an opinion of Bond Counsel as described in the Indenture. Representations of the Issuer in this Section 2.1 with respect to the Bonds as of any date shall apply only to those Bonds authorized by the Issuer to be authenticated and delivered in one or more requests and authorizations delivered to the Authenticating Agent on or prior to such date.

     Each of the foregoing representations and warranties shall be deemed to have been made with respect to the Bonds as of the date of this Loan Agreement and again as of each Delivery Date.




     THE ISSUER MAKES NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER WITH RESPECT TO THE PROJECT, INCLUDING THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, THE DESIGN OR CONDITION THEREOF, THE WORKMANSHIP, QUALITY OR CAPACITY THEREOF, COMPLIANCE THEREOF WITH THE REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION OR CONTRACT PERTAINING THERETO, PATENT INFRINGEMENT, PATENT DEFECTS OR THE SUFFICIENCY OF PROCEEDS DERIVED FROM THE SALE OF THE BONDS TO PAY THE COSTS OF THE PROJECT TO BE FINANCED THROUGH THE ISSUANCE OF THE BONDS.

     Section 2.2. Representations and Warranties of Company.  The
Company hereby makes the following representations and warranties as the basis for the undertakings on its part contained herein:

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly qualified, authorized and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business. The Company has the power to enter into, and by proper corporate action has duly authorized the execution and delivery of, the Company Documents. No event of default has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an event of default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject and which would have a material adverse effect on the Company or which would impair in any material respect its ability to carry out its obligations under the Company Documents.

          (b) Neither the execution and delivery of any of the Company Documents, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of any of the Company Documents, conflicts with or results in a breach of any of the terms, conditions or provisions of any material corporate restriction or any material agreement or instrument to which the Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance (a "Lien") whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement to which the Company is now a party or by which it is bound, and which in the case of any such conflict, breach, default or lien, would have a material adverse effect on the Company or which would impair in any material respect its ability to carry out its obligations under the Company Documents, except as described in the Company Documents.

          (c) All of the documents, instruments and written information furnished by the Company or any Subsidiary or to the knowledge of the Company on behalf of the Company or any Subsidiary to the Issuer or the Trustee in connection with the issuance of the Bonds are true and correct in all material respects as of the date of delivery thereof and did not, as of the date of delivery thereof, omit or fail to state any material facts necessary to be stated therein to make the information provided not misleading.

          (d) Except as disclosed in writing in connection with the offering of the Bonds, there is no action, suit, proceeding or investigation at law or in equity against the Company or any Subsidiary before or by any court or governmental agency or body pending or, to the knowledge of the Company or any Subsidiary, threatened, wherein an adverse decision, ruling or holding (i) would result in any material adverse change in the condition (financial or otherwise), results of operations, business or prospects of the Company or which would materially and adversely affect the properties of the Company and which has not been disclosed to the Issuer, or
     (ii) would materially and adversely affect the transactions contemplated by, or the validity or enforceability of, the Company Documents.

          (e) All authorizations, approvals, consents and other orders of any governmental authority or agency necessary for the execution and delivery by the Company of each of the Company Documents and for the Construction, use and operation of the Project for its intended purpose have been obtained and are in full force and effect or are reasonably expected to be obtained as necessary in a timely fashion. The Subsidiary has obtained or reasonably expects to obtain all permits, approvals and certifications relating to the Project required by the Solid and Hazardous Waste Act, Title 25, Chapter 14, Utah Code Annotated 1953, as amended and the Air Conservation Act, Title 26, Chapter 13, Utah Code Annotated 1953, as amended, and the Company and the Subsidiary expect the Subsidiary to, and know of no reason why the Subsidiary would not, obtain all other permits, licenses, approvals and certificates relating to the Construction, use and operation of the Project as may be required by any other governmental body, agency or board, either federal, State or local.

          (f) The statements, information and descriptions contained in the Project Certificate, as supplemented from time to time by the Company as of each Delivery Date, will, as of such Delivery Date, be true, correct and complete, will not, as of such Delivery Date, contain any untrue statement or misleading statement of a material fact and will not, as of such Delivery Date, omit to state a material fact necessary to make the statements, information and descriptions contained therein, in light of the circumstances under which they will be made, not misleading, and the estimates and assumptions contained in the Project Certificate, as supplemented from time to time by the Company as of each Delivery Date, will, as of such Delivery Date, be reasonable and based on the best information available to the Company.

          (g) Any certificate with respect to factual or financial matters signed by an Authorized Company
     Representative and delivered to the Issuer shall be deemed a representation and warranty by the Company as to the statements made therein.

          (h) The representations, warranties and covenants of the Company set forth in the Project Certificate, as supplemented from time to time by the Company, are incorporated herein by reference and are hereby made a part of this Loan Agreement as if set forth herein.

     Each of the foregoing representations and warranties shall be deemed to have been made with respect to the Bonds as of the date of this Loan Agreement and again as of each Delivery Date.

                           ARTICLE III

                      ISSUANCE OF THE BONDS

     Section 3.1. Agreement to Issue Bonds; Application of Bond Proceeds. The Issuer agrees to issue the Bonds, subject to the conditions and limitations set forth in the Indenture, and in an aggregate principal amount not to exceed $80,000,000, and to cause the same to be authenticated and delivered from time to time, for the purpose of providing all or a portion of the funds necessary to pay the Costs of the Project. Such Bonds shall bear such rate or rates of interest per annum as shall be established pursuant to the Indenture, and shall mature on the dates and shall have the terms and provisions set forth in the Indenture. It is hereby specifically agreed that the Issuer will cause Bonds to be authenticated and delivered under the Indenture from time to time only upon the written request and approval of the Company, and only in such amounts as shall not exceed the then applicable authorization and approval of the Board of Directors of the Company as evidenced by the certificates of the Company delivered to the Trustee pursuant to Sections 2.09(a)(iii) and 2.09(b)(ii) of the Indenture, which certificates shall constitute conclusive evidence of such authorization and approval for all purposes of this Loan Agreement; provided, however, that the limitation upon authentication and delivery contained in this sentence shall apply only to the original authentication and delivery of Bonds and not to the authentication and delivery of Bonds pursuant to Sections
2.10 and 2.12 of the Indenture.

     The principal proceeds received by the Trustee for the account of the Issuer on each Delivery Date upon the delivery of any of the Bonds to the purchasers thereof shall be loaned to the Company by depositing the same into the appropriate account of the Construction Fund pursuant to Section 4.02 of the Indenture, and shall be disbursed from the Construction Fund in accordance with the provisions of Section 4.03 of the Indenture and Section 3.2 hereof. All accrued interest received by the Trustee upon the sale of any Bonds shall be deposited into the Bond Fund pursuant to
Section 4.02 of the Indenture and shall be disbursed from the Bond Fund in accordance with the provisions of Section 4.04 of the Indenture.

     Section 3.2. Disbursements From Construction Fund. The Costs of the Project shall be financed in whole or in part through the disbursement of moneys on deposit from time to time in the Construction Fund to or to the order of the Company. Such disbursements shall be made by the Trustee upon receipt of a written requisition in substantially the form set forth in Exhibit A attached hereto. The written requisition shall be effective to authorize disbursements if executed by an Authorized Company Representative. Moneys in the Construction Fund shall not be used for any purpose except the payment for or reimbursement of Costs of the Project (except that after delivery of the Completion Certificate described in Section 3.3(a) hereof, moneys in the Construction Fund may be transferred to the Bond Fund and used for the purposes described in Section 3.3(b) hereof. In approving any written requisition, the Trustee may rely as to completeness and accuracy on all statements in any and all such written requisitions, and the Company hereby covenants and agrees to indemnify and save harmless the Trustee from any liability incurred in connection with any requisitions so approved. All moneys remaining in the Construction Fund after the Completion Date shall, at the direction of the Company, be used in accordance with Section
3.3 hereof.

     Section 3.3. Establishment of Completion Date. (a) The Completion Date shall be evidenced to the Trustee by delivery to the Trustee of the Completion Certificate, signed by an Authorized Company Representative, stating that, except for amounts to be retained by the Trustee at the direction of the Company for any Costs of the Project not then due and payable or with respect to which the liability for payment is in dispute, (i) Construction of the Project has been substantially completed, (ii) all costs and expenses incurred in connection with the Construction of the Project have been paid, (iii) all facilities necessary in connection with the Project have been acquired and installed, (iv) total disbursements pursuant to written requisitions have resulted in 100% of the total of such disbursements having been used for Costs of the Project, (v) the disbursements pursuant to written requisitions have resulted in at least 95% of all such disbursements having been used (A) to provide land or depreciable property of a character subject to the allowance for depreciation under Section 167 of the Code or (B) for the payment of such amounts which are, for federal income tax purposes, chargeable to the Project's capital account or would be so chargeable either with a proper election by the Company or an Affiliate of the Company or but for a proper election by the Company or an Affiliate of the Company to deduct such amounts, (vi) the disbursements pursuant to written requisitions have resulted in not more than 2% of the face amount of the Bonds theretofore initially authenticated and delivered having been used to pay costs and expenses of issuing the Bonds and (vii) all permits from requisite government authorities for the use and operation of the Project have been obtained. Notwithstanding the foregoing, the Completion Certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of the Completion Certificate or which may subsequently come into being. The Company agrees to cause the Completion Certificate to be delivered to the Issuer and the Trustee as soon as the Project is completed and accepted by the Company.

          (b) Subject to compliance with the terms and provisions of the Tax Certificate, moneys remaining in the Construction Fund (including any earnings on investments which remain in the Construction Fund) at the time the Completion Certificate is delivered to the Trustee (other than amounts to be retained by the Trustee to pay Costs of the Project not then due and payable or amounts for which the liability for payment is in dispute) shall, without further authorization, be deposited by the Trustee into a segregated account in the Bond Fund. Amounts on deposit in such segregated account may be invested only at a yield which does not exceed the yield on the Bonds. Such amounts shall be used by the Trustee upon the direction of the Company in accordance with Section 4.04 of the Indenture (i) to redeem Bonds pursuant to Section 6.01(a) of the Indenture, (ii) to redeem Bonds pursuant to Section 6.01(b) of the Indenture on the earliest redemption date on which the Bonds can be redeemed at par, (iii) to purchase Bonds on the open market, provided that such Bonds are promptly delivered to the Authenticating Agent with instructions to cancel such Bonds pursuant to Section 2.11 of the Indenture or (iv) for such other purposes as shall be requested by the Company and as shall, in the opinion of Bond Counsel, not be inconsistent with the provisions of the Act as it shall then be in effect and which shall not cause interest on any of the Bonds to become includible in the gross income of the Owners thereof for purposes of federal income taxation, which opinion shall be in writing and filed by the Company with the Issuer and the Trustee prior to the application of any such amount. From time to time as the proper disposition of the amounts retained in the Construction Fund shall be determined, to the extent that such amounts are not to be paid out by the Trustee pursuant to Section 3.2 hereof, upon notification by the Company the Trustee shall deposit such amounts in the Bond Fund to be applied as aforesaid.

     Section 3.4. Completion of Project. The Company has represented to the Issuer in the Project Certificate that it is the Company's intention as of the date hereof to complete the Project in the manner contemplated by the parties hereto. THE ISSUER DOES NOT MAKE ANY WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MONEYS WHICH WILL BE PAID INTO THE CONSTRUCTION FUND AND WHICH, UNDER THE PROVISIONS OF THIS LOAN AGREEMENT, WILL BE AVAILABLE FOR PAYMENT OF THE COSTS OF THE PROJECT WILL BE SUFFICIENT TO PAY ALL OF THE COSTS WHICH WILL BE INCURRED IN THAT CONNECTION. The Company agrees that if, after exhaustion for the moneys in the Construction Fund the Company should pay, or deposit moneys in the Construction Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section 3.4, it shall not be entitled to any reimbursement therefor from the Issuer, the Trustee or the Owners of any of the Bonds nor shall it be entitled to any diminution of the amounts payable under this Loan Agreement.

     Section 3.5. Plans and Specifications. The Company may supplement or amend the Plans and Specifications (including additions thereto or omissions therefrom), provided that no such supplement or amendment shall change the description of the Project set forth in Exhibit B attached hereto, or change the function of any principal component of the Project described in the Project Certificate, unless, in either case, the Trustee and the Issuer receive an opinion of Bond Counsel to the effect that after giving effect to such change, the Project will constitute a "project" under the Act and that such change will not impair the excludability of interest on the Bonds from gross income of the Owners thereof for purposes of federal income taxation. In the event of a supplement or amendment changing the description of the Project set forth in Exhibit B attached hereto or changing the function of a major component of the Project, the Company shall provide to the Issuer a supplemental Loan Agreement or Project Certificate, as appropriate, which shall reflect such supplement or amendment, which supplemental Loan Agreement or Project Certificate shall not be considered as an amendment to this Loan Agreement which requires the consent of any Owner or of the Trustee for the purposes of Article XI of the Indenture. The Company may identify any proprietary information in the Plans and Specifications, and the Issuer agrees, to the extent permitted by law, to keep such information confidential except as required by law, and then only in accordance with the provisions contained in Section 5.7 hereof.

     Section 3.6. Investment of Moneys. Moneys on deposit with the Trustee in the Construction Fund and the Bond Fund or any other fund or account created pursuant to the Indenture, except for the Bond Purchase Fund, shall be invested and reinvested by the Trustee from time to time, in Tax-Exempt Obligations at the request of and as directed by an Authorized Company Representative, in accordance with the provisions of Article V of the Indenture, until such time or times as said moneys shall be needed for the purpose for which they were deposited; provided, however, that no investment shall be made which would violate the covenant set forth in Section 3.7 hereof or the Tax Certificate.

     Section 3.7. Arbitrage and Tax Exemption Certifications and Covenants. The Issuer and the Company, jointly and severally, covenant with all purchasers and Owners of the Bonds from time to time Outstanding, and with each other, for so long as any of the Bonds remain Outstanding, that they will not take any action, or permit to be taken any action over which they or either of them have control, and that moneys on deposit in any fund or account in connection with the Bonds, whether or not such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used or invested in a manner, which in either case will cause any of the Bonds to be "arbitrage bonds" within the meaning of Section 148 of the Code or which will otherwise cause interest on any of the Bonds to be includible in the gross income of the Owners thereof for purposes of federal income taxation. To such end the Company, the Issuer and the Trustee have entered into the Tax Certificate. The Company and the Issuer covenant and agree that they will comply with the Tax Certificate, as the same may be amended from time to time, in accordance with its terms. Pursuant to such covenant the Issuer and the Company obligate themselves to comply with the requirements of Section 148 of the Code so long as any of the Bonds are Outstanding. The Company reserves the right, however, to direct the investment of such moneys as permitted by State law and the Indenture if, when and to the extent that said
Section 148 of the Code or regulations promulgated thereunder shall be repealed or relaxed or shall be held void by final judgment of a court of competent jurisdiction, but only if any investment made by virtue of such repeal, relaxation or decision would not, in the opinion of Bond Counsel, result in any of the interest on the Bonds becoming includible in the gross income of the Owners thereof for purposes of federal income taxation. Neither the Company nor the Issuer shall have violated this covenant by virtue of the fact that interest on any of the Bonds becomes includible (a) in gross income of a person who is a "substantial user" of the Project or a "related person" within the meaning of Section 147(a) of the Code or (b) in the computation of the alternative minimum tax imposed by
Section 55 of the Code, the environmental tax imposed by Section 59A of the Code or the branch profits tax on foreign corporations imposed by Section 884 of the Code.






                           ARTICLE IV

                LOAN PAYMENTS AND PURCHASE PRICE

     Section 4.1. Repayment of Loan; Certain Other Payments. (a) In consideration of the Issuer's agreement to issue the Bonds, subject to the conditions and limitations set forth in the Indenture, and to loan the proceeds thereof to the Company for the purpose of financing all or a portion of the Costs of the Project, and for the other purposes specified herein and in the Indenture, the Company hereby covenants and agrees with the Issuer to pay or cause to be paid to the Trustee (or, at the written direction of the Trustee, to the Tender Agent), for the account of the Issuer, (i) an amount equal to the aggregate principal amount of, and premium, if any, on, the Bonds, together with interest thereon, at the times and in the manner provided in Section 4.1(b) hereof, (ii) the Purchase Price to be paid with respect to the Bonds, as provided in Section
4.2 hereof, and (iii) certain other amounts described in Sections 4.3, 4.4 and 4.5 hereof.

     (b)  The amounts required to be paid pursuant to Section
4.1(a)(1) hereof shall be paid as follows:

          (i) on each Interest Payment Date, an amount equal to the interest on the Bonds which is payable on such Interest
     Payment Date; and

          (ii) on the Maturity Date, the principal amount of the Bonds Outstanding on such date; and

          (iii) on or before any redemption date, a sum equal to the redemption price of the Bonds to be redeemed on such redemption date; and

          (iv) upon the declaration of the principal amount of the Bonds Outstanding to be immediately due and payable pursuant to Section 8.02 of the Indenture, an amount equal to the principal amount of the Bonds so declared to be immediately due and payable, plus any accrued interest thereon to the date of payment; and

          (v) except to the extent of payments made pursuant to subsections (i), (ii), (iii) and (iv) above, on any date on which the payment of the principal of, premium, if any, or interest on, any Bond pursuant to the terms and provisions of the Indenture, an amount sufficient, together with other moneys available therefor on deposit in the Bond Fund, to pay the amounts due with respect to such Bond on such date.

     Each payment pursuant to this Section 4.1(b) shall at all times be sufficient to pay the total amount of interest and principal (whether at stated maturity or upon mandatory or optional redemption or acceleration) and premium, if any, payable on the Bonds on each date that such payment is due; provided, however, that (A) the Excess Amount (as hereinafter defined) held by the Trustee in the Bond Fund on any required date of payment shall be credited against the payment due on such date and (B) if at any time the amount held by the Trustee in the Bond Fund shall be sufficient (and remain sufficient) to pay at the times required the principal of, premium, if any, and interest on, the Bonds then Outstanding, the Company shall not be obligated to make any further payments under the provisions of this Section 4.1(b). The term "Excess Amount" as of any payment date shall mean the amount in the Bond Fund on such date in excess of the amount required for payment of the principal of the Bonds which have matured at maturity or on a redemption date, premium, if any, on such Bonds and past due interest in all cases where such Bonds have not been presented for payment.

     (c) Each payment made pursuant to Section 4.1(b) shall be in federal or other immediately available funds, other than payments of principal of, or premium or interest on, Bonds bearing interest at Term Rates, which shall be paid in either federal or other immediately available funds or New York clearinghouse (next day) funds. All payments shall be paid directly to the Trustee (or, at the written direction of the Trustee, to the Tender Agent), for the account of the Issuer, for deposit into the Bond Fund.

     (d) In the event the Company should fall to make any of the payments required in this Section 4.1, the item or installment so in default shall continue as its obligation until the amount in default shall have been fully paid, and the Company agrees to pay the same, with interest thereon to the extent permitted by law, at the rate of interest per annum then borne by the applicable Bonds.

     Section 4.2. Purchase of Bonds. (a) In consideration of the issuance of the Bonds by the Issuer, but for the benefit of the Owners thereof, the Company does hereby agree and covenant with the Issuer to make the necessary payments and to otherwise cause the necessary arrangements to be made and to be continued whereby Owners of Bonds may, subject to the terms and conditions set forth in the Indenture, deliver such Bonds for purchase at the Purchase Price thereof and whereby such Bonds shall be so purchased on a timely basis. In furtherance of the foregoing covenant of the Company, the Issuer, at the direction of the Company, has set forth in Article III of the Indenture the terms and conditions relating to the delivery of the Bonds by the Owners thereof to the Tender Agent for purchase and the duties and responsibilities of the Tender Agent with respect to the purchase of Bonds and of the Remarketing Agent with respect to the remarketing of such Bonds. The Company hereby authorizes and directs the Tender Agent and the Remarketing Agent to purchase, offer, sell and deliver Bonds in accordance with such provisions.

     Without limiting the generality of the foregoing covenant of the Company, and in consideration of the Issuer's having set forth in the Indenture the aforesaid provisions of Article III thereof, the Company covenants, for the benefit of the Owners of Outstanding Bonds, to pay or cause to be paid to the Tender Agent such amounts as shall be necessary to enable the Tender Agent to pay the Purchase Price of Outstanding Bonds delivered to it for purchase, all as more particularly described in Article III of the Indenture; provided, however, that the obligation of the Company to make any such payments hereunder shall be reduced by the amount of any moneys available for such payment received by the Remarketing Agent through the remarketing of such Bonds. All payments hereunder shall be made immediately upon receipt from the Tender Agent of notice that such payment is required, and shall be made in immediately available funds in the case of payments on Bonds bearing interest at Flexible or Weekly Rates and in either federal or other immediately available funds or New York clearinghouse (next day) funds in the case of Bonds bearing interest at Term Rates.

     (b) The Issuer shall have no obligation or responsibility, financial or otherwise, with respect to the purchase of Bonds or the making or continuation of arrangements therefor other than as expressly set forth in this Section 4.2, except that the Issuer shall appoint any successor Tender Agent, as provided in the Indenture, and shall generally cooperate with the Company, the Tender Agent and the Remarketing Agent as contemplated in the Indenture and the Remarketing Agreement.

     Section 4.3. Payments to Trustee, Authenticating Agent, Tender Agent and Remarketing Agent. The Company shall pay to the Trustee, the Authenticating Agent and the Tender Agent the amounts required to be so paid pursuant to Section 9.18 and Section 9.15 of the Indenture, such amounts to be paid at the times and in the manner as required by Section 9.15 and Section 9.18 of the Indenture. The Company also agrees to pay the Remarketing Agent the amounts described in the Remarketing Agreement, at the times and in the manner set forth therein.


     Section 4.4. Payments to Issuer. The Company agrees to pay, upon request, the reasonable expenses incurred by the Issuer relating to the Bonds or the Project, which are not otherwise required to be paid by the Company under the terms of this Loan Agreement or the Indenture.

     Section 4.5. Payments Under Tax Certificate. The Company hereby further agrees to make any payments to the United States Department of the Treasury required by the Tax Certificate in order to maintain the excludability of interest on the Bonds from the gross income of the Owners thereof for federal income tax purposes.

     Section 4.6. Payments Assigned; Obligation Absolute. It is understood and agreed that all payments to be made under Sections 4.1(b) and 4.2 hereof are, by the Indenture, pledged by the Issuer to the Trustee, and that all rights and interests of the Issuer hereunder (except for the rights of the Issuer relating to reimbursement, indemnification and notice), are pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the payments to be made under this Loan Agreement, including the payment of the Purchase Price of Bonds pursuant to Section 4.2 hereof, shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of setoff, counterclaim or recoupment arising out of any breach under this Loan Agreement, the Indenture or otherwise by the Company, the Trustee, the Tender Agent, the Authenticating Agent, the Remarketing Agent or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee, the Tender Agent, the Authenticating Agent, the Remarketing Agent or any other party, it being understood, however, that the Company does not hereby waive any rights which it may have against such party, and further that the payments hereunder shall continue to be payable at the times and in the amounts herein specified whether or not the Project, or any portion thereof, shall have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Project shall be used or useful and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Project, or for any other reason.



                            ARTICLE V

                        SPECIAL COVENANTS

     Section 5.1. Maintenance of Existence. The Company will maintain its existence as a corporation, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge with or into any other entity; provided, however, that the Company (a) may consolidate with or merge with or into another entity if the Company is the surviving entity and (b) may consolidate with or merge with or into or sell or otherwise transfer all or substantially all of its assets to another entity and may thereafter dissolve if such other entity:

          (i) is organized under the laws of the United States, one of the states thereof or the District of Columbia;

          (ii) assumes, by delivery to the Trustee of an instrument in writing, all the obligations of the Company hereunder; and

          (iii) the Trustee receives an opinion of counsel to the Company to the effect that such consolidation, merger, sale or other transfer complies with this Section 5.1, and an opinion of Bond Counsel to the effect that such consolidation, merger, sale or other transfer does not adversely affect the excludability of interest on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation.

     If a consolidation, merger, sale or other transfer is made as permitted by this Section 5.1, the provisions of this Section 5.1 shall continue in full force and effect and no further consolidation, merger, sale or other transfer shall be made except in compliance with the provisions of this Section 5.1.

     Section 5.2. Sale or Transfer of Project. The Company may not sell, transfer or otherwise dispose of a Subsidiary or any interest therein and the Company will cause each Subsidiary not to sell, transfer or otherwise dispose of any interest in the Project unless
(a) prior to any such sale, transfer or other disposition, the Company shall have obtained an opinion of Bond Counsel to the effect that such sale, transfer or other disposition will not adversely affect the excludability of interest on the Bonds from gross income of the Owners thereof for purposes of federal income taxation, or (b) the surviving Subsidiary or Subsidiaries continues to own and operate 100% of the Project and the Company continues to own, directly or indirectly, 100% of the surviving Subsidiary or Subsidiaries or (c)(i) the owner of the Project, if not then a signatory to the Project Certificate and the Tax Certificate, makes all representations, warranties and covenants with respect to the Project and the use of the proceeds of the Bonds as the Company has made, by duly executing the Project Certificate and the Tax Certificate, as such documents are then in effect, (ii) such owner owns, directly or indirectly, 100% of the Project and (iii) such sale, transfer or other disposition would not adversely affect the excludability of interest on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation. No sale, transfer or other disposition permitted as described above will relieve the Company of any of its obligations under the Loan Agreement, except as described below under "Assignment of Loan Agreement."

     Section 5.3. Permits or Licenses. In the event that it may be necessary for the proper performance of this Loan Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each shall, upon the request of either, execute such application or applications.

     Section 5.4. Form 8038 Information Return Regarding the Bonds. The Issuer covenants that it shall, not later than the 15th day of the second calendar month after the close of each calendar quarter during which any Bonds were authenticated and delivered on a Delivery Date, file a statement concerning such Bonds, as required by Section 149(e) of the Code, and such statement shall be completed and filed in accordance with the applicable regulations or procedures of the Internal Revenue Service. The Company covenants that it shall furnish to the Issuer whatever information is necessary for the Issuer to file such statements.

     Section 5.5. Indemnification of Issuer. The Company agrees that the Issuer and its elected or appointed officials, officers, agents, servants and employees, shall not be liable for, and agrees that it will at all times indemnify and hold harmless the Issuer, its elected or appointed officials, officers, agents, servants and employees against, and pay all expenses of the Issuer, its elected or appointed officials, officers, agents, servants and employees, relating to, any lawsuit, proceeding or claim arising during the term of this Loan Agreement resulting from any action taken by or on behalf of the Issuer or its elected or appointed officials, officers, agents, servants or employees pursuant to this Loan Agreement or the Indenture, or resulting from any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project (other than as a result of failure by the Issuer to comply with the terms or provisions hereof or of the Indenture or the negligence or willful misconduct of the Issuer or its elected or appointed officials, officers, agents, servants or employees); provided, however, that the Company shall not be obligated to indemnify the Issuer or any of its elected or appointed officials, officers, agents, servants or employees, or hold any of them harmless, against or from or in respect of any claim, damage, demand, expense, liability or loss arising from any untrue statement or alleged untrue statement of material fact or omission or alleged omission of a material fact under the caption "The County" in any Official Statement or Preliminary Official Statement relating to the Bonds. In case any action shall be brought against the Issuer with respect to which indemnity may be sought against the Company, the Issuer shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Failure by the Issuer to notify the Company shall relieve the Company from any liability which it may have to the Issuer to the extent damage is attributable to such failure, but shall not relieve the Company from any liability to the Issuer otherwise than under this Section
5.5. The Issuer shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Issuer unless the employment of such counsel has been authorized by the Company. The Company shall not be liable for any settlement of any such action without its consent, but if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company agrees to indemnify and hold harmless the Issuer from and against any loss or liability by reason of such settlement or judgment.

     In addition to the foregoing, the Company agrees to reimburse the Issuer for any action taken by the Issuer pursuant to Section
7.07 of the Indenture.

     Section 5.6. Indemnification of Trustee, Authenticating Agent and Tender Agent. The Company hereby agrees to assume liability for and does hereby indemnify, protect, save and keep harmless the Trustee, the Authenticating Agent and the Tender Agent and their respective agents, successors, assigns and legal representatives from and against any and all liabilities, obligations, losses, damages to property, injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project, penalties, taxes (the term "taxes" shall include all taxes related to this Loan Agreement, the Indenture or the Project and exclude any income taxes on fees or other compensation received by the Trustee in its capacity as Trustee), claims, actions, suits, costs, expenses, fines or attorneys' fees of any kind whatsoever which may be imposed on, incurred by or asserted against the Trustee, the Authenticating Agent or the Tender Agent in any way relating to or arising out of this Loan Agreement, the Indenture or any document contemplated thereby, the Project or the administration of the Trust Estate (unless arising due to failure by the party seeking indemnification to comply with the terms or provisions hereof or of the Indenture or the negligence or willful misconduct of the party seeking indemnification). The indemnities contained in this
Section 5.6 shall survive the termination of this Loan Agreement and the Indenture or the removal or resignation of the Trustee, the Authenticating Agent or the Tender Agent or any successor pursuant to the terms of the Indenture.

     Section 5.7. Records of Company and Subsidiary. The Trustee and the Issuer shall be permitted at all reasonable times during the term of this Loan Agreement to examine the books and records of the Company and the Subsidiary with respect to the Project; provided, however, that information and data contained in the books and records of the Company shall be considered proprietary and shall not be disclosed by the Trustee or the Issuer except as required by law; and then only after the Trustee or the Issuer, as the case may be, shall have notified the Company that such information and data is to be disclosed and shall have given the Company a reasonable opportunity (which shall be at least ten (10) days whenever possible) to object to such disclosure and seek judicial relief.



     Section 5.8 Covenants of Company Relating to Project and Bond Proceeds. The Company hereby covenants as follows:

     (a) The Company will use (or cause to be used) the principal Proceeds of the sale of the Bonds (including investment earnings thereon) in accordance with the terms and conditions set forth in the Company Documents to pay, among other things, all or a portion of the Costs of the Project and to accomplish the public purposes contemplated by the Act, and, in any case, will not use the proceeds of the sale of the Bonds in a manner which would impair the excludability of interest on any of the Bonds from gross income of the Owners thereof for federal income tax purposes.

     (b) The Company will at all times comply with (or cause to be complied with) the requirements and conditions set forth in the permits, licenses, approvals or certificates referred to in the Project Certificate or otherwise applicable to the Project under any federal, state or local law, except where the consequences of such failure to comply would not have a material adverse effect on the Company or impair in any material respect its ability to operate the Project or to carry out its obligations under the Company Documents and would not have an adverse effect on the excludability of interest on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation.

     (c) The Company agrees to supplement the Project Certificate from time to time so that the statements, information and descriptions contained therein will, as of each Delivery Date, comply with Section 2.2(f) hereof.

     (d) The Company intends to cause Construction of the Project to be prosecuted with diligence and continuity and will complete the Project in the manner contemplated under the Project
Certificate.

     (e) The Company covenants that at least $100,000 of Bonds proceeds will be expended on the first Delivery Date to reimburse the Company for Costs of Construction (other than costs of issuing the Bonds).

     (f) The Company covenants that it will not permit any Subsidiary to take any action or omit to take any action, with respect to the Project or the proceeds of the Bonds, which would cause the Company to be in violation of any of the covenants contained in the Project Certificate, the Tax Certificate or this Loan Agreement.

     Section 5.9. Notice of Default. Upon learning of any material default by the Company in the performance or observance of any covenant, agreement, representation, warranty or obligation of the Company set forth in this Loan Agreement, the Issuer will give notice thereof to the Trustee and the Company. Upon learning of a default by the Company under this Loan Agreement which constitutes a Loan Agreement Event of Default the Issuer will give notice thereof to the Trustee, the Tender Agent, the Remarketing Agent, the Authenticating Agent and the Company. Nothing herein shall be deemed to require the Issuer to verify performance by the Company of its obligations under this Loan Agreement.







                           ARTICLE VI

                           ASSIGNMENT

     Section 6.1. Assignment by Company. The Company may not transfer or assign this Loan Agreement or transfer or assign any or all of its rights or delegate any or all of its duties hereunder except that the Company may transfer and assign all its rights and duties hereunder:

     (a) in connection with a merger, consolidation, sale or other transfer of substantially all of the assets of the Company as permitted pursuant to Section 5.1 hereof; or

     (b) if the following conditions are satisfied (in which case the Company shall be released from its obligations under this Loan Agreement):

          (i) the assignee of such rights and obligations shall have expressly assumed in a writing delivered to the Trustee the Company's obligations under this Loan Agreement and the Project Certificate and shall have delivered to the Trustee an opinion of counsel to such effect;

          (ii) prior to such release, the Company shall have obtained an opinion of Bond Counsel to the effect that such release and assumption will not adversely affect the excludability of interest on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation; and

          (iii) (x) such release shall occur on a Mandatory Tender Date applicable to all Bonds;or (y)(1) in the opinion of an Independent Engineer, after giving effect to such transfer, the operator of the Project will be a Person who is qualified to operate the Project in accordance with all applicable laws, regulations, permits and licenses and prudent industry practice; provided, however, that if any Subsidiary is the operator, this condition shall be deemed satisfied; and

             (2) after giving effect to such transfer, any rating on the Bonds by any Rating Service would not be lower than the rating in effect at the earliest commencement date of any of the then current Rate Periods for the Bonds.

     Section 6.2. Issuer's Rights of Assignment. The Issuer may not sell, assign or otherwise dispose of, nor create or permit to exist any lien, encumbrance or other security interest in or on, this Loan Agreement, or any interest therein, except as contemplated by Section 4.6 hereof.


                           ARTICLE VII

          LOAN AGREEMENT EVENTS OF DEFAULT AND REMEDIES

     Section 7.1. Loan Agreement Events of Default. The occurrence and continuance of any of the following shall constitute a Loan
Agreement Event of Default:

     (a) failure by the Company to pay any amounts required to be paid under Sections 4.1(b) or 4.2 hereof, at the times and in the manner specified therein; provided, however, that the failure to make any payment of interest with respect to any Bond bearing interest at a Term Rate shall not constitute a "Loan Agreement Event of Default" hereunder unless such failure shall continue for a period of thirty (30) days following the date such payment is due and payable; or

     (b) failure by the Company to make any payment required to be made by it under this Loan Agreement (other than as described in Section 7.1(a)), or failure by the Company to observe and perform any covenant, condition or agreement on their part to be observed or performed in this Loan Agreement, for a period of sixty (60) days after the giving of written notice to the Company, as appropriate, by the Issuer, the Company, the Trustee, the Tender Agent or the Remarketing Agent, or by the Owners of at least twenty-five percent (25%) in aggregate principal amount of the Bonds then Outstanding specifying such failure and requesting that it be remedied, unless the party giving such notice and to whom such payment, observation or performance is owed shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, it shall not constitute a Loan Agreement Event of Default if corrective action is instituted within the applicable period and diligently pursued until the default is corrected; or

     (c) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief with respect to the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or with respect to the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

     (d) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief with respect to the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

     (e) an Indenture Event of Default shall have occurred.

     Section 7.2. Force Majeure.  Notwithstanding the provisions of
Section 7.1 hereof, if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage of or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Sections 4.1(b) and 4.2 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out Its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when in the judgment of the Company such course is unfavorable to the Company. UNDER NO CIRCUMSTANCES SHALL THE COMPANY BE RELIEVED OF ITS PAYMENT OBLIGATIONS AT THE TIMES AND IN THE AMOUNTS SPECIFIED IN SECTIONS 4.1(b) AND 4.2 HEREOF.

     Section 7.3. Remedies on Default. Whenever any Loan Agreement Event of Default shall have happened and be continuing, the Trustee may take any one or more of the following remedial steps:

     (a) the Trustee, by giving notice to the Company, may declare the unpaid installments payable under Section 4.1(b) of this Loan Agreement to be due and payable immediately, if concurrently with or prior to the giving of such notice the unpaid principal amount of the Bonds has been declared to be due and payable, and upon any such declaration the same shall become and shall be immediately due and payable in the amount set forth in Section 8.02 of the Indenture; or

     (b) the Issuer or the Trustee may, by mandamus, or other suit, action or proceeding at law or in equity, take whatever action may appear necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Loan Agreement.

     In case the Trustee shall have proceeded to enforce its rights under this Loan Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Issuer, the Trustee, the Authenticating Agent, the Tender Agent and the Remarketing Agent shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Issuer, the Trustee, the Authenticating Agent, the Tender Agent and the Remarketing Agent shall continue as though no such proceedings had been taken (except as such rights, remedies and powers shall have been determined adversely to the Trustee as aforesaid).

     In case there shall be pending a proceeding of the nature described in Section 7.1(c) or (d) above, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Loan Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any custodian (including, without limitation a receiver, trustee or liquidator) of the Company appointed in connection with such proceedings is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including reasonable counsel fees incurred by it up to the date of such distribution.

     Any amounts collected pursuant to action taken under this
Section 7.3 shall be paid to the Trustee, to be applied in accordance with Section 8.07 of the Indenture.

     Section 7.4. Agreement to Pay Attorneys' Fees and Expenses.
If the Company defaults under any of the provisions of this Loan Agreement and the Issuer employs attorneys or incurs other expenses for the collection of the payments due under this Loan Agreement or the enforcement of performance or observance of any obligation or agreement of the Company herein contained, the Company will on demand therefor pay to the Issuer the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer.

     Section 7.5. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article VII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

     Section 7.6. Waiver of Loan Agreement Event of Default. The Trustee may in its discretion waive any Loan Agreement Event of Default and its consequences and rescind any declaration of acceleration of principal and interest and shall do so upon the written request of the Owners of a majority in aggregate principal amount of the Outstanding Bonds affected by such Loan Agreement Event of Default; provided, however, that there shall not be waived any Loan Agreement Event of Default in the payment of the principal of, or premium or interest on, any Outstanding Bond unless prior to such waiver or rescission all arrears of principal, premium, if any, and interest, with interest to the extent not prohibited by law, as in the Bonds provided and all expenses of the Trustee in connection with such default shall have been paid or provided for, and in case of any such waiver or rescission, or in case any proceeding taken by the Trustee on account of any such default shall have been discontinued or abandoned or determined adversely, then in every such case the Issuer, the Trustee and the Owners shall be restored to their former positions and rights hereunder, respectively. In the event any covenant or agreement contained in this Loan Agreement should be breached by the Company and thereafter waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

     Section 7.7. Company to Give Notice of Default. The Company covenants that it will promptly give to the Issuer, the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent written notice of any Loan Agreement Event of Default or of any event which, with the giving of notice or the passage of time, or both, would give rise to a Loan Agreement Event of Default, of which it shall have actual knowledge or written notice.

                          ARTICLE VIII

                           PREPAYMENT
     Section 8.1. Option to Prepay Installments. The Company shall have, and is hereby granted, the option to prepay all or any part of the installment payments payable hereunder with respect to the Bonds, including the principal, premium, if any, and interest thereon to the date of payment, by taking or causing the Issuer to take the actions required and permitted by the Indenture to effect the redemption or provide for the payment or redemption of all or part of the Bonds then Outstanding as provided in Section 6.01 of the Indenture.

     Section 8.2. Additional Option to Prepay. The Company shall have the option to prepay installment payments payable hereunder with respect to the Bonds and thereby effect the redemption of the Bonds under Section 6.02 of the Indenture, under the circumstances contemplated by Section 6.02 of the Indenture.



     Section 8.3. Prepayment Under Section 3.3. The application of amounts transferred to the Bond Fund under Section 3.3 hereof for the purpose of effecting a redemption of Bonds pursuant to Section
3.3 hereof shall constitute a prepayment of the installment payments payable hereunder.

     Section 8.4. Amount of Prepayment Under Sections 8.1, 8.2 and
8.3.  In the case of a prepayment pursuant to Sections 8.1, 8.2 or
8.3 hereof, of all or a portion of the amounts payable hereunder, the amount to be prepaid will be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of all Bonds to be redeemed, premium, if any, and accrued interest thereon to the date of redemption.

     Section 8.5. Notice of Prepayment. To exercise an option granted in or to fulfill an obligation required by this Article VIII, the Company shall give notice to the Issuer, the Trustee, the Authenticating Agent, the Tender Agent and the Remarketing Agent which shall specify therein the date upon which prepayment of installments will be made, which date shall be not less than forty-five (45) days (unless the Trustee shall agree to a shorter period of notice) nor more than sixty (60) days from the date notice is given. The Issuer, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable provisions of the Indenture to effect redemption of all or part of the then Outstanding Bonds, as may be the case, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.

     Section 8.6. Redemption of Bonds With Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Loan Agreement to the Trustee as referred to in Section 4.6 hereof, the Company agrees to and shall pay any amount required to be paid by it under this Article VIII directly to the Trustee. Pursuant to
Article VI of the Indenture, the Trustee has agreed to use the moneys so paid to it by the Company to redeem the Bonds on the date set for redemption pursuant to Section 8.5 hereof.

                           ARTICLE IX

                          MISCELLANEOUS
     Section 9.1. Notices. Except as otherwise provided in this Loan Agreement, and except when Immediate Notice is required, all notices, certificates, requests, requisitions or other communications by the Issuer, the Company, the Trustee, the Authenticating Agent, the Tender Agent or the Remarketing Agent pursuant to this Loan Agreement shall be in writing and shall be deemed given when delivered by hand or four (4) days after being mailed by first-class mail, postage prepaid, addressed as follows (provided, however, that notice to the Trustee shall be deemed given only upon receipt thereof by the Trustee):

     If to the Issuer:   Tooele County Board of County
Commissioners
                      County Courthouse
                      47 South Main Street
                      Tooele, Utah 84074
                      Attention: Chairman

     If to the Trustee:  Security Pacific National Trust Company
(New York)
                      2 Rector Street, 9th Floor
                      New York, New York 10006

                      Attention:   Corporate Trust Division

     If to the Company:  Westinghouse Electric Corporation
                      Westinghouse Building
                      11 Stanwix Street
                      Pittsburgh, Pennsylvania 15222

                      Attention: Secretary

     If to the Tender Agent:  Security Pacific National Trust
Company (New York)
                      2 Rector Street, 9th Floor
                      New York, New York 10006

                      Attention:   Corporate Trust Division

     If to the           Goldman, Sachs & Co.
     Remarketing Agent:  85 Broad Street, 26th Floor
                      New York, New York 10004

                      Attention:   Municipal Bond Department

     If to the           Security Pacific National Trust Company
(New York)
     Authenticating   2 Rector Street, 9th Floor
     Agent:              New York, New York 10006

                      Attention: Corporate Trust Division

The Issuer, the Company, the Trustee, the Tender Agent, the Remarketing Agent or the Authenticating Agent may, by notice given hereunder, designate any further or different addresses to which subsequent notices, approvals, consents, requests, complaints, demands or other communications shall be sent or persons to whose attention the same shall be directed.

     A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer to the Company or by the Company to the Issuer shall also be given to the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent.

     Section 9.2. Severability. If any provision of this Loan Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

     Section 9.3. Execution of Counterparts. This Loan Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 9.4. Amounts Remaining in Bond Fund, Construction Fund and Bond Purchase Fund. It is agreed by the parties hereto that after payment in full of (a) the Bonds (or the provision for payment thereof having been made in accordance with the provisions of the Indenture), (b) the fees, charges and expenses of the Issuer, the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent in accordance with the Indenture and (c) all other amounts required to be paid under this Loan Agreement and the Indenture, any amounts remaining in the Bond Fund, the Construction Fund and the Bond Purchase Fund shall belong to and be paid to the Company by the Trustee and the Tender Agent.

     Section 9.5. Amendments, Changes and Modifications. Except as otherwise provided in this Loan Agreement or the Indenture, subsequent to the initial issuance of any Bonds and prior to their payment in full (or provision for payment thereof having been made in accordance with the provisions of the Indenture), this Loan Agreement may be amended, changed, modified, altered or terminated only as provided in the Indenture.

     Section 9.6. Governing Law. This Loan Agreement shall be governed exclusively by and construed in accordance with the applicable laws of the State.

     Section 9.7. Reliance on Authorized Representatives. Whenever under the provisions of this Loan Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given for the Company by an Authorized Company Representative, and the Issuer, the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent shall be authorized to act on any such approval or request and no party hereto shall have any complaint or recourse against the others or against the Trustee as a result of any such action taken. Whenever under the provisions of this Agreement the approval of the Issuer is required or the Company, or the Trustee is required to take some action at the request of the Issuer, such approval shall be given or such request shall be made by the Authorized Issuer Representative unless otherwise specified in this Loan Agreement, and the Company, the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent shall be authorized to act on any such approval or request and no party hereto shall have any complaint or recourse against the others or against the Trustee, the Tender Agent, the Authenticating Agent and the Remarketing Agent as a result of any such action taken.

     Section 9.8. Term of Loan Agreement. This Loan Agreement shall be in full force and effect from the date hereof and shall continue in effect so long as any Bonds are Outstanding; provided, that all obligations of the Company under Sections 4.3, 4.4, 4.5 and 7.4 hereof (a) to pay fees and expenses of the Trustee, the Issuer, the Tender Agent and the Authenticating Agent, and (b) to pay any amount required by Section 4.5 hereof shall continue in effect even though Bonds may no longer be Outstanding. All representations and certifications by the Company as to all matters affecting the tax-exempt status of interest on the Bonds, and all obligations of the Company contained herein relating to indemnification of the Issuer, Trustee, Authenticating Agent and Tender Agent shall survive the termination of this Loan Agreement.

     Section 9.9. Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 4.6 and 5.1 hereof.

     Section 9.10. No Charge Against Issuer Credit. No provision hereof shall be construed to impose a charge against the general credit of the Issuer or any personal or pecuniary liability upon any official, officer, agent, servant or employee of the Issuer.

     Section 9.11. Issuer Not Liable. Notwithstanding any other provision of this Loan Agreement, neither the Issuer nor any official, officer, agent, servant or employee of the Issuer shall be liable (other than, notwithstanding Section 13.01 of the Indenture, with respect to gross negligence or willful misconduct (to the extent permitted by the Act and other applicable Utah law)) to the Company, the Trustee or any other Person for (a) any action taken by the Issuer or by any official, officer, agent, servant or employee of the Issuer under this Loan Agreement or the Indenture, or (b) any failure of the Issuer or any official, officer, agent, servant or employee of the Issuer to take action under this Loan Agreement or the Indenture unless the Issuer (i) is requested in writing by an appropriate person to take such action, (ii) is assured of payment of or reimbursement for any expenses in such action and (iii) is afforded a reasonable period under the circumstances to take such action, except that the Issuer agrees to take, or refrain from taking, any action as required by an injunction and to comply with any final judgment for specific performance. In acting under this Loan Agreement, or in refraining from acting under this Loan Agreement, the Issuer may conclusively rely on the advice of its counsel.

     Section 9.12. Third-Party Beneficiaries. Except for the rights of the Owners of the Bonds and the Trustee pursuant to the Indenture or as otherwise expressly provided herein or therein, it is specifically agreed between the parties executing this Loan Agreement that it is not intended by any of the provisions of any part of this Loan Agreement to make the public or any member thereof a third-party beneficiary hereunder, or to authorize anyone not a party to this Loan Agreement to maintain a suit for personal injuries or property damage pursuant to the terms or provisions of this Loan Agreement.

     Section 9.13. If Payment or Performance Date Not a Business Day. If the date for making any payment, or the last date for performance of any act or the exercising of any right, as provided in this Loan Agreement, shall not be a Business Day such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if made on the actual payment or performance date.

     Section 9.14. Right of Company to Perform Issuer's Agreements. The Issuer irrevocably authorizes and empowers the Company to perform in the name and on behalf of the Issuer (a) any agreement made by the Issuer in this Loan Agreement or in the Indenture which the Issuer fails to perform in a timely fashion if the continuance of such failure could result in a Loan Agreement Event of Default or an Indenture Event of Default or (b) termination, pursuant to
Section 12 of the Purchase Contract, of the Underwriters (as defined in the Purchase Contract); provided, however, that the Company shall not be required by this Section 9.14 or otherwise to perform any agreement of the Issuer.

     IN WITNESS WHEREOF, TOOELE COUNTY, UTAH has caused this Loan Agreement to be executed by the Chairman of its Board of County Commissioners, and attested by its County Clerk, and WESTINGHOUSE ELECTRIC CORPORATION has caused this Loan Agreement to be executed by its Vice President and Treasurer, all as of the day and year first above written.




                              TOOELE COUNTY, UTAH


                              BY:/s/ Kelly H. Gubler, M.D.

                                   Kelly H. Gubler, M.D., Chairman,
                                   Board of County Commissioners


Attest:


/s/ Dennis D. Ewing
Dennis D. Ewing,
County Clerk



                              WESTINGHOUSE ELECTRIC CORPORATION
                                  a Pennsylvania corporation


                              By________________________________
                                   Vice President and Treasurer

                            EXHIBIT A



                                                       No._______



                  [Form of Written Requisition]

                       WRITTEN REQUISITION


Security Pacific National Trust Company (New York)
2 Rector Street, 9th Floor
New York, New York 10006

Attention: Corporate Trust Division

     Re:  Written Requisition for Disbursement of Funds from the
Tooele County, Utah
          Variable Rate Hazardous Waste Treatment Revenue Bonds
          (Westinghouse Electric Corporation Project), Series A
Construction Fund

     As Trustee under that certain Indenture of Trust dated as of June 1, 1990 (the "Indenture"), between Tooele County, Utah (the "Issuer") and Security Pacific National Trust Company (New York), as Trustee (the "Trustee"), you are hereby requested to disburse from the Construction Fund described above, which was created by
Section 4.01 of the Indenture, the amounts more fully set forth on Schedule A attached hereto, to be paid pursuant to this Written Requisition No.____ to the payees listed on Schedule A attached hereto for the purposes therein set forth. All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Indenture or, if not defined therein, in the Loan Agreement (as such term is defined in the Indenture).

     The undersigned, as an Authorized Company Representative, does hereby certify that:

          (a) none of the payments for which the payment or reimbursement set forth on Schedule A attached hereto has formed the basis for any payment or reimbursement heretofore made from the Construction Fund;

          (b) each item for which payment or reimbursement is requested as set forth on Schedule A attached hereto is or was necessary in connection with the Construction of the Project;

          (c) all of the principal proceeds of the Bonds have been or are being used to provide for Costs of the Project;

          (d) payment or reimbursement of the amounts set forth on Schedule A attached hereto will be in accordance with all applicable provisions of the Loan Agreement;

          (e) the Costs of the Project for which such disbursement is being requested have, prior to the date hereof, been paid or incurred by the Company or an Affiliate of the Company and 100% of the amount hereby requested to be disbursed will, on the date hereof, be used to pay Costs of the Project, the liability for payment of which has heretofore been incurred by the Company or an Affiliate of the Company, or to reimburse the Company or an Affiliate of the Company for Costs of the Project heretofore paid by the Company or an Affiliate of the Company;

          (f) the disbursement requested will result in at least 95% of all such disbursements, other than disbursements for issuance expenses, having been used (a) to provide land or depreciable property of a character subject to the allowance for depreciation under Section 167 of the Internal Revenue Code of 1986 or (b) for payment of such amounts which are, for federal income tax purposes, chargeable to the Project's capital account or would be so chargeable either with a proper election by the Company or an Affiliate of the Company or but for a proper election by the Company or an Affiliate of the Company to deduct such amounts; and

          (g) the disbursement requested will result in 2% or less of the face amount of the Bonds theretofore initially authenticated and delivered having been used to pay costs and expenses of issuing the Bonds.

Executed this ____ day of ______________, 199___.



                              WESTINGHOUSE ELECTRIC CORPORATION




By_______________________________________
                                    Authorized Company
Representative

                           SCHEDULE A



     NAME AND ADDRESS OF PERSON
            TO WHOM PAYMENT OR                    AMOUNT TO BE PAID
     REIMBURSEMENT IS TO BE MADE                OR REIMBURSED
                                                $

                            EXHIBIT B



                       PROJECT DESCRIPTION



     The Project is located approximately 70 miles west of Salt
Lake City, Utah, within the "West Desert Hazardous Industry Area" established by the Issuer. The primary functions of the Project are:

          (a) to treat, by way of thermal destruction, certain hazardous, toxic and solid waste materials from various manufacturing and other industrial and non-industrial operations and from remediation activities, consisting of solids, liquids and sludge residues;

          (b) to temporarily store such materials prior to incineration; and

          (c) to act as a transfer station for certain wastes which do not require thermal treatment prior to disposal at an EPA-approved disposal facility.

     The Project is expected to have the capacity to treat approximately 70,000 tons of waste per year. Functional descriptions of the various major components of the Project are:

     1. Laboratory. The Project laboratory will conduct analyses to determine the acceptability of waste samples for treatment, to verify the composition of wastes received at the Project, to assist in proper blending of wastes for treatment, and to determine the composition of materials leaving the Project for permanent disposal.

     2. Kiln and Afterburner. Wastes are thermally treated in a slagging rotary kiln. Volatilized gases from the kiln are discharged into an afterburner chamber for thermal destruction of hazardous components. In addition, certain liquid wastes may be directly injected into the afterburner for treatment. Slag from the kiln is delivered to an EPA-approved disposal facility.

     3. Gas Cleaning System. Combustion gases are cooled in a quench tower/spray dryer and pass through a baghouse to remove particulate pollutants. The gases are then sprayed with a water solution to further reduce the temperature, and pass through a wet scrubber where acids are removed and neutralized. The gases then pass through a wet electrostatic precipitation unit where mists, aerosols and very fine particulates are removed prior to discharge to the atmosphere.


     4. Ancillary Facilities. The Project also includes various facilities for the receipt, handling and storage of wastes and process residues, for receiving and distributing utility services, for providing operating and process controls, and for providing administrative and maintenance services.